June 22, 2001

Mr. Bud Ross
Bail Corporation
11952 Farley
Overland Park, KS   66213

RE:  Shiloh Project
     Cherokee Basin Coal Bed Methane

Dear Bud:

This letter shall serve as our agreement regarding the development of a coal bed methane project in Southeast Kansas. This agreement is between Bail Corporation hereinafter called "Company" and TCC Royalty Corp. and Austin Exploration L.L.C., jointly hereinafter called "Consultants."

1. Consultants agree to develop a coal bed methane project in Southeast Kansas called the Shiloh Project for the Company. The Shiloh Project is a specific area considered prospective for coal bed methane development and is termed the "Project." Consultants shall provide the usual geological and land maps for such a play.

2. Company shall pay Consultants a $25,000.00 (U.S.) prospect fee for the project developed and pursued by Company. Company shall pay Consultants actual costs, including day rates, for scouting and takeoffs associated with determining land availability in the Project area. After development of the Shiloh Project, geological consulting services shall be billed at $500.00 per day and land consulting services shall be billed at $300.00 per day for landmen, $150.00 for staff time on an as needed basis. The first $5,000.00 of said services are included in the project fee paid herein.

3. A ten township area of mutual interest (AMI) shall be formed around the Project area developed by Consultants. The AMI is defined in Exhibit A attached to this Agreement. within the AMI so formed, Consultants shall receive a 3% of 8/8ths overriding royalty on all leases, fee purchases or other contracts covering oil, and gas purchased within the AMI by Company or any of company's officers, directors, affiliates and subsidiaries. Except as required by statute or regulation the Company agrees to keep all information relating to the geological project developed under this agreement confidential and agree not to disclose said information to 3rd parties without first obtaining a confidentiality agreement.

4. Said overriding royalty shall be free of all costs to the inlet of an independent third party's gathering system. Said overriding royalty shall apply to any extensions and renewals of said leases, purchases and contracts. The AMI so formed shall be for a period of 24 months and so long thereafter as Company actively pursues the leasing and development of coal bed methane in the project area.

July 11,2001
Page 2


5. Consultants offer no warranties on the project developed or services delivered under this agreement. Company agrees to indemnify and hold Consultants harmless from any and all claims, damages and judgments, including penalties, attorney's fees, costs and interest, if any, which may be a direct or indirect result of use or reliance upon any information or services supplied under this agreement.

This letter covers our entire understanding as of the date above. Please signify your acceptance of the terms and conditions by signing and returning an original copy.

Sincerely,


John K. Wilson

Accepted and agreed:

TCC Royalty Corp.

                                                 Dated
----------------------------------------               --------------------
Steven Tedesco


Austin Exploration, L.L.C.

                                                 Dated
----------------------------------------               --------------------
John K. Wilson, Member


                                                 Dated
----------------------------------------               --------------------
Charles Ross
Bail Corporation/President

                                    EXHIBIT A


     The area as defined by the AMI between the Bail Corporation, the "Company" and TCC Royalty Corp. and Austin Exploration L.L.C. Company, the "Consultants" is as follows:

           Township 21 South Range 14 East:  All
           Township 21 South Range 15 East:  All
           Township 21 South Range 16 East:  All
           Township 21 South Range 17 East:  All
           Township 22 South Range 14 East:  All
           Township 22 South Range 15 East:  All
           Township 22 South Range 16 East:  All
           Township 22 South Range 17 East:  All
           Township 23 South Range 14 East: North half of the Township Township 23 South Range 15 East: North half of the Township Township 23 South Range 16 East: North half of the Township Township 23 South Range 17 East: North half of the Township





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